PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2014 FINANCIAL RESULTS;
FOURTH QUARTER ADJUSTED FFO OF $0.72 PER SHARE
AND $84 MILLION OF NEW INVESTMENTS

HUNT VALLEY, MARYLAND – February 23, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- and twelve-month periods ended December 31, 2014.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended December 31, 2014 of $87.4 million or $0.68 per common share.  The $87.4 million of FFO available to common stockholders for the fourth quarter of 2014 includes $3.5 million of acquisition related costs and $2.0 million of non-cash stock-based compensation expense.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.72 per common share for the three-month period ended December 31, 2014.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisition related costs, interest refinancing costs and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Fourth Quarter 2014 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended December 31, 2014, the Company reported net income available to common stockholders of $57.0 million, or $0.44 per diluted common share, on operating revenues of $131.3 million.  This compares to net income available to common stockholders of $47.2 million, or $0.38 per diluted common share, on operating revenues of $111.1 million, for the same period in 2013.

For the twelve-month period ended December 31, 2014, the Company reported net income available to common stockholders of $221.3 million, or $1.74 per diluted common share, on operating revenues of $504.8 million.  This compares to net income available to common stockholders of $172.5 million, or $1.46 per diluted common share, on operating revenues of $418.7 million, for the same period in 2013.

The year-to-date increase in net income available to common stockholders was primarily due to additional operating revenue associated with over $1.1 billion of new investments made since October of 2013.  These increases to revenue were partially offset by increased expenses associated with the new investments; including: (i) $19.0 million in increased interest expense, (ii) $3.7 million in increased acquisition related costs, (iii) $3.2 million in incremental provision for impairment on real estate properties, (iv) $2.6 million in incremental non-cash stock-based compensation expense, and (v) $1.7 million in incremental general and administrative expenses.  These were partially offset by a $5.4 million reduction in depreciation and amortization expense.  In addition, interest refinancing expense increased $14.2 million resulting from (a) the second quarter 2014 termination of the Company’s 2012 credit facility and (b) the first quarter 2014 repayment and termination of the Company’s 2013 term loan facility; offset by interest refinancing adjustments (gains) recorded in the third and fourth quarter of 2014.

2015 RECENT DEVELOPMENTS AND 2014 HIGHLIGHTS

In Q1 2015, the Company…
•	Announced its plans to redeem all of its outstanding $200 million aggregate principal amount 7.5% Senior Notes due 2020 (“2020 Notes”).
•	Completed an underwritten public offering of 10.925 million shares of its common stock, generating net cash proceeds of approximately $439 million.
•	Increased its quarterly common stock dividend to $0.53 per share.

In Q4 2014, the Company…
•	Entered into a definitive merger agreement to acquire Aviv REIT.
•	Completed $84 million in new investments.
•	Invested $7 million in capital renovation projects.
•	Paid off $3 million of long-term debt.
•	Increased its quarterly common dividend to $0.52 per share.

In Q3 2014, the Company…
•	Paid off $34 million of long-term debt.
•	Issued $250 million aggregate principal amount of its 4.5% Senior Notes due 2025.
•	Completed $26 million in new investments.
•	Invested $7 million in capital renovation projects.
•	Increased its quarterly common dividend to $0.51 per share.

In Q2 2014, the Company…
•	Completed $315 million in new investments.
•	Invested $5 million in capital renovation projects.
•	Entered into a new $1.2 billion unsecured credit facility.
•	Increased its quarterly common stock dividend to $0.50 per share.

In Q1 2014, the Company…
•	Completed $117 million in new investments.
•	Invested $4 million in capital renovation projects.
•	Issued $400 million aggregate principal amount of its 4.95% Senior Notes due 2024.
•	Repaid and terminated its $200 million 2013 term loan facility.
•	Increased its quarterly common stock dividend to $0.49 per share.

FOURTH QUARTER 2014 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2014 totaled $131.3 million.  Operating expenses for the three-month period ended December 31, 2014 totaled $41.1 million and were comprised of $30.4 million of depreciation and amortization expense, $5.1 million of general and administrative expense, $3.5 million of costs associated with acquisitions and $2.0 million of stock-based compensation expense.

Other Income and Expense – Other income and expense for the three-month period ended December 31, 2014 was a net expense of $33.3 million, which was primarily comprised of $32.0 million of interest expense and $1.3 million of amortized deferred financing costs.

Funds From Operations – For the three-month period ended December 31, 2014, reportable FFO available to common stockholders was $87.4 million, or $0.68 per common share on 128 million weighted-average common shares outstanding, compared to $79.9 million, or $0.65 per common share on 123 million weighted-average common shares outstanding, for the same period in 2013.

The $87.4 million of FFO for the three-month period ended December 31, 2014 includes the impact of $3.5 million of acquisition related costs and $2.0 million of non-cash stock-based compensation expense.

The $79.9 million of FFO for the three-month period ended December 31, 2013 includes the impact of $1.5 million of non-cash stock-based compensation expense, $1.4 million of one-time revenue, a $0.2 million adjustment (recovery) related to a provision for uncollectible notes and $0.1 million of acquisition related costs.

Adjusted FFO was $92.9 million, or $0.72 per common share, for the three months ended December 31, 2014, compared to $79.9 million, or $0.65 per common share, for the same period in 2013.  The Company had 5 million additional weighted-average shares outstanding for the three months ended December 31, 2014 compared to the same period in 2013.  For further information see “Funds From Operations” below.

2014 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2014 were $504.8 million.  Operating expenses for the twelve-month period ended December 31, 2014, totaled $159.5 million and were composed of: (i) $123.3 million of depreciation and amortization expense; (ii) $17.3 million of general and administrative expense; (iii) $8.6 million of stock-based compensation expense; (iv) $3.9 million of expense associated with new investments; (v) $3.7 million of provision for impairments on real estate assets and (vi) $2.7 million in provisions for uncollectible straight-line accounts and notes receivable.

Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2014 was a net expense of $126.8 million, which was composed of: (i) $119.4 million of interest expense; (ii) $4.5 million of amortized deferred financing costs and (iii) $3.0 million of interest refinancing costs.  The $3.0 million of interest refinancing charges were associated with (a) a $2.6 million write-off of deferred financing costs related to the termination of the Company’s previous $700 million senior unsecured credit facility (the “2012 Credit Facilities”), (b) a $2.0 million write-off of deferred financing costs associated with the termination of the Company’s 2013 term loan facility and (c) $1.6 million in interest refinancing adjustments (gains) related to the write-off of the remaining fair market value debt adjustments net of prepayment penalties on five mortgage loans the Company paid off in September 2014 and October 2014.

Funds From Operations – For the twelve-month period ended December 31, 2014, reportable FFO available to common stockholders was $345.4 million, or $2.71 per common share on 127 million weighted-average common shares outstanding, compared to $302.7 million, or $2.56 per common share on 118 million weighted-average common shares outstanding, for the same period in 2013.

The $345.4 million of FFO for the twelve-month period ended December 31, 2014 includes the impact of: (i) $8.6 million of non-cash stock-based compensation expense; (ii) $3.9 million of expenses associated with new investments; (ii) $3.0 million in interest refinancing charges; (iv) $2.7 million in provisions for uncollectible straight-line accounts and notes receivable and (v) $0.6 million of one-time revenue.

The $302.7 million of FFO for the twelve-month period ended December 31, 2013 includes the impact of: (i) the $11.1 million interest refinancing adjustment (gain); (ii) $5.9 million of non-cash stock-based compensation expense; (iii) $2.1 million in provisions for uncollectible straight-line accounts and notes receivable; (iv) $1.4 million of one-time revenue and (v) $0.2 million of expenses associated with 2013 acquisitions.

Adjusted FFO was $363.1 million, or $2.85 per common share, for the twelve-month period ended December 31, 2014, compared to $298.5 million, or $2.53 per common share, for the same period in 2013.  The Company had 9 million additional weighted-average shares for the twelve months ended December 31, 2014 compared to the same period in 2013.  For further information see “Funds From Operations” below.

2015 RECENT FINANCING DEVELOPMENTS

10.925 Million Common Stock Offering – On February 9, 2015, the Company completed an underwritten public offering of 10.925 million shares of its common stock at $42.00 per share before underwriting and other closing expenses.  The Company’s total net proceeds from the offering were approximately $439 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

$200 Million 7.5% Senior Notes Redemption Notification – On February 11, 2015, the Company announced it will redeem all of its 2020 Notes.  Pursuant to the terms of the indenture governing the 2020 Notes, the Company will redeem all of the outstanding 2020 Notes at a redemption price of 103.75% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

In connection with the redemption, during the first quarter of 2015 the Company will record a $4.1 million charge to interest refinancing expense to write-off the balance of deferred financing costs and other related expenses that were incurred with the issuance of the 2020 Notes in 2010. The consideration for the redemption of the 2020 Notes will be funded from the net proceeds of the 10.925 million share common stock offering.

$550 Million Credit Facility Accordion Increase – The Company entered into an engagement letter with respect to various proposed amendments to its 2014 Credit Facilities (defined below).  Among other modifications to the 2014 Credit Facilities, the proposed amendments would increase the amount of the 2014 Credit Facilities to a total of $1.75 billion, consisting of a $1.25 billion senior unsecured revolving credit facility, a $200 million senior unsecured term loan facility, and a $300 million senior unsecured incremental term loan facility. The amended facility is also expected to include an accordion feature permitting the Company to increase the amount of the 2014 Credit Facilities to $2.0 billion and to allocate the $250 million increase to the existing revolving or term loan facilities or additional tranches thereunder as it may elect, subject to various conditions set forth in its existing credit facility. The amended facility is expected to include maturity dates of June 27, 2017, 2018 and 2019 for the incremental term loan facility, revolving credit facility and term loan facility, respectively, subject to the Company’s ability to extend the maturity date of the revolving credit facility and the incremental term loan facility to June 27, 2019 in accordance with various conditions. The Company has received commitment letters from lenders for increased amounts that would be available under the amended facility in accordance with the proposed amendments, subject to the completion of the previously announced Aviv REIT merger. The ability to complete the proposed amendments to its 2014 Credit Facilities is subject to a number of conditions, and the completion of definitive loan documentation. Although it expects that the amendments to its 2014 Credit Facilites will be completed, the Company can offer no assurances that the conditions to the proposed amendments will be satisfied.

2014 FINANCING ACTIVITIES

$3.4 Million HUD Mortgage Payoff – On October 31, 2014, the Company paid approximately $3.4 million to retire one mortgage loan guaranteed by the U.S. Department of Housing and Urban Development (“HUD”).  The loan had an interest rate of 4.58% per annum and a September 2040 maturity.  The payoff resulted in a $27 thousand gain on the extinguishment of the debt due to the write-off of a $0.2 million unamortized premium offset by a prepayment fee of approximately $0.2 million.

$34 Million HUD Mortgage Payoffs – On September 30, 2014, the Company paid approximately $34.3 million to retire four mortgage loans guaranteed by HUD.  The loans had a blended interest rate of 6.39% per annum with maturities between April 2031 and March 2041.  The payoff resulted in a $1.6 million gain on the extinguishment of the debt due to the write-off of the remaining $3.3 million of fair market value adjustment offset by a prepayment fee of approximately $1.7 million.

$250 Million Senior Notes – On September 11, 2014, the Company sold $250 million aggregate principal amount of its 4.5% Senior Notes due 2025. These notes were sold at an issue price of 99.131% of the principal amount of the notes, before the initial purchasers’ discount, resulting in gross proceeds to the Company of approximately $248 million.  The Company used the net proceeds of the offering to repay a portion of its indebtedness outstanding under its revolving credit facility.

Proceeds from Diversicare’s Preferred Stock Redemption – On August 20, 2014, Diversicare Healthcare Services, Inc. (Nasdaq: DVCR) redeemed the shares of its Series C non-convertible, redeemable preferred stock held by the Company, which had a liquidation preference of approximately $4.9 million and a dividend rate of 7% per annum.  The Company received approximately $5.0 million in net proceeds from the redemption of its Diversicare preferred shares.  The preferred shares were originally issued to the Company in 2006 in connection with the restructuring of preferred stock and master lease agreements between Diversicare (formerly Advocat Inc.) and the Company.

$1.2 Billion Unsecured Credit Facility – On June 27, 2014, the Company entered into a new $1.2 billion unsecured credit facility, comprised of a $1.0 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) and a $200 million senior unsecured term loan facility (the “Term Loan Facility” and, collectively, the “2014 Credit Facilities”).  The 2014 Credit Facilities replaced the Company’s previous $700 million senior unsecured credit facility (the “2012 Credit Facility”).  At December 31, 2014, the Company had $85 million in borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility matures on June 27, 2018, subject to a one-time option by the Company to extend the maturity one additional year.  At December 31, 2014, the Company had $200 million in borrowings outstanding under the Term Loan Facility.  The Term Loan Facility matures on June 27, 2019.

During the second quarter of 2014, the Company recorded a non-cash charge of approximately $2.6 million relating to the write-off of deferred financing costs associated with the termination of the 2012 Credit Facility.

$400 Million Senior Notes – On March 11, 2014, the Company sold $400 million aggregate principal amount of its 4.95% Senior Notes due 2024.  These notes were sold at an issue price of 98.58% of the principal amount of the notes, before the initial purchasers’ discount, resulting in gross proceeds to the Company of approximately $394 million.  The Company used net proceeds from the offering to repay in full its $200 million term loan that closed in December 2013, and a portion of its indebtedness outstanding under its revolving credit facility.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the twelve-month period ended December 31, 2014, the Company sold the following shares of its common stock under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2014
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2014

Number of shares	864	852	132	-	1,848
Average price per share	$32.94	$35.18	$37.93	$-	$34.33
Gross proceeds	$28,452	$30,000	$5,000	$-	$63,452

Dividend Reinvestment and Common Stock Purchase Program for 2014
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2014

Number of shares	993	406	545	140	2,084
Average price per share	$31.77	$35.17	$37.51	$37.47	$34.32
Gross proceeds	$31,543	$14,270	$20,462	$5,227	$71,502

2014 PORTFOLIO AND RECENT DEVELOPMENTS

$84 Million of New Investment in Q4 2014 – On November 20, 2014, the Company entered into an $84.2 million purchase/leaseback transaction with subsidiaries of an existing operator. The transaction included the purchase of 4 senior housing communities located in Pennsylvania (2), Arkansas and Oregon with 371 combined beds (consisting of assisted living, independent living and memory care). These facilities were combined into a new 10 year, non-cancelable, “triple-net” master lease with an initial yield of 6.0%.

In conjunction with the transaction, the Company also entered into an agreement which gives the Company the “first right of refusal” to provide up to $300 million for the construction, development and then potential purchase of new ALFs over the next 3 years.

$26 Million of New Investment in Q3 2014 – During the three months ended September 30, 2014, the Company completed two separate transactions totaling approximately $26 million of new investments.  The new investments were comprised of 2 skilled nursing facilities (“SNFs”) totaling 257 operating beds.  The 2 facilities are located in Texas and South Carolina.

$8 Million Acquisition – On July 1, 2014, the Company purchased one SNF from an unrelated third party for approximately $8.2 million and leased it to an existing operator of the Company.  The 125 bed SNF, located in Texas, was added to the operator’s existing master lease with an initial annual yield of 9.75%.

$17 Million Acquisition – On July 31, 2014, the Company purchased one SNF from an unrelated third party for approximately $17.3 million and leased it to an existing operator of the Company.  The 132 bed SNF, located in South Carolina, was added to the operator’s existing master lease with an initial annual yield of 9.5%.

$315 Million of New Investment in Q2 2014 – During the three months ended June 30, 2014, the Company closed on $315 million in new investments.  The investments included a new $415 million mortgage (which expanded and replaced an existing $117 million mortgage) and $17 million in new SNF triple net lease investments.

$415 Million Mortgage Loan – On June 30, 2014, the Company entered into an agreement to refinance/consolidate $117 million in existing mortgages on 17 facilities into one mortgage and simultaneously provide mortgage financing for an additional 14 facilities.  The new $415 million mortgage is secured by 31 facilities totaling 3,430 licensed beds all located in the state of Michigan.  The new loan bears an initial annual interest rate of 9.0% and increases by 0.225% per year (e.g., beginning in year 2 the rate charged will be 9.225%, in year 3 the rate will be 9.45%, etc.).

As a result of the consolidation of the mortgages, in the second quarter of 2014, the Company recorded a $2.0 million provision for uncollectible straight-line mortgage interest receivable.

$17 Million Acquisition – On June 27, 2014, the Company purchased two SNFs from an unrelated third party for approximately $17.3 million and leased them to an existing operator of the Company.  The SNFs, located in Georgia and South Carolina, totaling 213 beds, were combined into a 12 year master lease with an initial yield of 9.5%.

$117 Million of New Investment in Q1 2014 – For the three-month period ended March 31, 2014, the Company completed two separate transactions totaling $117 million of new investments.  The new investments were comprised of 7 SNFs and 3 ALFs totaling 874 operating beds.  The 10 facilities are located in 3 states.

$112.5 Mortgage Loan – On January 17, 2014, the Company entered into a $112.5 million first mortgage loan with an existing operator of the Company.  The loan is secured by 7 SNFs and 2 ALFs totaling 784 operating beds located in Pennsylvania (7) and Ohio (2).  The loan is cross defaulted and cross collateralized with the Company’s existing master lease with the operator.  The loan bears an initial annual interest rate of 9.5%.

Other Q1 Acquisition – On January 30, 2014, the Company acquired an ALF in Arizona from an unrelated third party for approximately $4.7 million. The 90 bed facility was added to an existing operator of the Company.

$24 Million of Capital Renovation Projects in 2014 – For the twelve months ended December 31, 2014, the Company invested approximately $23.6 million under its capital renovation programs as follows:
Q1 2014: $3.9 million
Q2 2014: $5.3 million
Q3 2014: $6.9 million
Q4 2014: $7.5 million

Other Portfolio Transactions:

Transition of Two West Virginia Facilities to a New Operator – On July 1, 2014, the Company transitioned two West Virginia SNFs that it previously leased to Diversicare (f/k/a as Advocat) to a new unrelated third party operator.  The two facilities represent 150 operating beds.  The Company amended its Diversicare master lease to reflect the transition of the two facilities to the new operator and in the second quarter of 2014 recorded a $0.8 million provision for uncollectible straight-line accounts receivable.  Simultaneous with the Diversicare master lease amendment, the Company entered into a 12 year master lease with a new third party operator.

Facility Sales and Closures – For the year ended December 31, 2014, the Company closed two SNFs and recorded a total of $3.6 million in impairment charges to reduce the carrying values of these facilities to their estimated fair values.  In addition, the Company reclassified one SNF in Vermont with a carrying value of approximately $6.0 million to assets held-for-sale and recorded a $23 thousand impairment charge to reduce the carrying value of the facility to its estimated fair value.

For the year ended December 31, 2014, the Company sold four facilities and a parcel of undeveloped land for total cash proceeds of $4.1 million, generating approximately a $2.9 million accounting gain.

DIVIDENDS

On January 14, 2015, the Company’s Board of Directors announced a common stock dividend of $0.53 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, which was paid February 17, 2015 to common stockholders of record on February 2, 2015.

2015 FAD AND ADJUSTED FFO GUIDANCE

The Company plans to provide guidance regarding Adjusted Funds Available For Distribution (“FAD”) to common stockholders and Adjusted FFO available to common stockholders guidance for 2015 following the closing of the previously announced Aviv REIT merger.  The transaction is currently expected to close early in the second quarter of 2015, subject to the terms and conditions of the merger agreement.

TAX TREATMENT FOR 2014 DIVIDENDS

On February 17, 2014, May 15, 2014, August 15, 2014 and November 17, 2014, the Company paid dividends to its common stockholders in the per share amounts of $0.49, $0.50, $0.51 and $0.52, for stockholders of record on January 31, 2014, April 30, 2014, July 31, 2014 and October 31, 2014, respectively.  The Company has determined that 9.2% of the common dividends paid in 2014 should be treated for tax purposes as a return of capital, with the balance of 90.8% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, February 24, 2015, at 10 a.m. Eastern to review the Company’s 2014 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2014 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2014, the Company’s portfolio of investments included 560 operating healthcare facilities located in 37 states and operated by 50 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the possibility that the proposed acquisition of Aviv REIT, Inc. (“Aviv”) will not close, including by the failure to obtain applicable shareholder approvals or the failure to satisfy other closing conditions under the definitive merger agreement or by the termination of the definitive merger agreement; (xiii) the possibility that the combined company will not realize estimated synergies or growth, or that such benefits may take longer to realize than expected and (xiv) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed acquisition of Aviv REIT, Inc., on January 5, 2015, the Company filed a registration statement on Form S-4, as amended with the SEC, which includes the preliminary joint proxy statement of the Company and Aviv and which also constitutes a preliminary prospectus of the Company. The information in the preliminary joint proxy statement/prospectus is not complete and may be changed. The definitive joint proxy statement/prospectus will be mailed to stockholders of the Company and Aviv after the registration statement is declared effective by the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other documents filed by the Company and Aviv, at the SEC’s website (www.sec.gov). Those documents, as well as the Company’s other public filings with the SEC, may be obtained without charge at the Company’s website at www.omegahealthcare.com. In addition, copies of the definitive proxy statement/prospectus, as well as Aviv’s other public filings with the SEC, may be obtained without charge at Aviv’s website at www.avivreit.com.

The Company, Aviv, their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement for its 2014 annual meeting of stockholders, filed with the SEC by the Company on April 29, 2014, and information regarding Aviv’s directors and executive officers is available in its proxy statement for its 2014 annual meeting of stockholders, filed with the SEC by Aviv on April 15, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the registration statement and the joint proxy statement/prospectus (or will be contained in any amendments or supplements thereto and in other relevant materials to be filed with the SEC, when they become available). These documents can be obtained free of charge from the sources indicated above.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,223,785	$3,099,547
Less accumulated depreciation	(821,712)	(707,410)
Real estate properties – net	2,402,073	2,392,137
Investment in direct financing leases	539,232	529,445
Mortgage notes receivable	648,079	241,515
	3,589,384	3,163,097
Other investments	48,952	53,054
	3,638,336	3,216,151
Assets held for sale – net	12,792	1,356
Total investments	3,651,128	3,217,507

Cash and cash equivalents	4,489	2,616
Restricted cash	29,076	31,759
Accounts receivable – net	168,176	147,504
Other assets	68,776	62,830
Total assets	$3,921,645	$3,462,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$85,000	$326,000
Term loan	200,000	200,000
Secured borrowings	251,454	298,531
Unsecured borrowings – net	1,842,049	1,199,887
Accrued expenses and other liabilities	141,815	137,695
Total liabilities	2,520,318	2,162,113

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 127,606 shares as of December 31, 2014 and 123,530 as of December 31, 2013	12,761	12,353
Common stock – additional paid-in capital	2,136,234	1,998,169
Cumulative net earnings	1,147,998	926,649
Cumulative dividends paid	(1,895,666)	(1,637,068)
Total stockholders’ equity	1,401,327	1,300,103
Total liabilities and stockholders’ equity	$3,921,645	$3,462,216

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Rental income	$98,747	$95,120	$388,443	$375,135
Income from direct financing leases	14,278	5,203	56,719	5,203
Mortgage interest income	16,875	7,281	53,007	29,351
Other investment income – net	1,421	3,533	6,618	9,025
Total operating revenues	131,321	111,137	504,787	418,714

Expenses
Depreciation and amortization	30,401	32,260	123,257	128,646
General and administrative	5,085	3,937	17,296	15,646
Stock-based compensation expense	2,022	1,509	8,592	5,942
Acquisition costs	3,549	111	3,948	245
Impairment loss on real estate properties	-	415	3,660	415
Provisions for uncollectible mortgages, notes and accounts receivable	(7)	(245)	2,723	2,141
Total operating expenses	41,050	37,987	159,476	153,035

Income before other income and expense	90,271	73,150	345,311	265,679
Other income (expense)
Interest income	8	21	44	41
Interest expense	(31,968)	(25,265)	(119,369)	(100,381)
Interest – amortization of deferred financing costs	(1,348)	(700)	(4,459)	(2,779)
Interest – refinancing gain (costs)	27	-	(3,041)	11,112
Total other expense	(33,281)	(25,944)	(126,825)	(92,007)

Income before gain (loss) on assets sold	56,990	47,206	218,486	173,672
Gain (loss) on assets sold – net	-	-	2,863	(1,151)
Net income available to common stockholders	$56,990	$47,206	$221,349	$172,521

Income per common share available to common shareholders:
Basic:
Net income	$0.45	$0.39	$1.75	$1.47
Diluted:
Net income	$0.44	$0.38	$1.74	$1.46

Dividends declared and paid per common share	$0.52	$0.48	$2.02	$1.86

Weighted-average shares outstanding, basic	127,804	122,448	126,550	117,257
Weighted-average shares outstanding, diluted	128,492	123,395	127,294	118,100

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income available to common stockholders	$56,990	$47,206	$221,349	$172,521
(Deduct gain) add back loss from real estate dispositions	—	—	(2,863)	1,151
Sub – total	56,990	47,206	218,486	173,672
Elimination of non-cash items included in net income:
Depreciation and amortization	30,401	32,260	123,257	128,646
Add back non-cash provision for impairment on real estate properties	—	415	3,660	415
Funds from operations available to common stockholders	$87,391	$79,881	$345,403	$302,733

Weighted-average common shares outstanding, basic	127,804	122,448	126,550	117,257
Restricted stock and PRSUs	688	906	744	807
Deferred stock - directors	—	41	—	36
Weighted-average common shares outstanding, diluted	128,492	123,395	127,294	118,100

Funds from operations per share available to common stockholders	$0.68	$0.65	$2.71	$2.56

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$87,391	$79,881	$345,403	$302,733
Deduct one-time cash revenue	—	(1,405)	(585)	(1,405)
(Deduct)/add back non-cash provision for uncollectible accounts receivable, mortgages and notes	(7)	(245)	2,723	2,141
(Deduct)/add back interest refinancing (gain) expense	(27)	—	3,041	(11,112)
Add back/(deduct) acquisition costs	3,549	111	3,948	245
Add back non-cash stock-based compensation expense	2,022	1,509	8,592	5,942
Adjusted funds from operations available to common stockholders	$92,928	$79,851	$363,122	$298,544

Adjustments to calculate funds available for distribution:
Non-cash interest expense	1,413	722	4,675	2,511
Non-cash revenues	(9,265)	(8,253)	(35,849)	(30,574)
Adjusted funds available for distribution	$85,076	$72,320	$331,948	$270,481

Funds From Operations (“FFO”), Adjusted FFO and Adjusted Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO, Adjusted FFO and FAD among the criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. FFO, Adjusted FFO and FAD are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent.  The Company’s computation of adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2014:

	As of December 31, 2014			As of December 31, 2014
Balance Sheet Data	Total # of Properties (3)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds
Real Property(1)(2)	457	$3,242,985	73%	451	50,142
Direct Financing Leases	56	539,232	12%	54	5,440
Loans Receivable	55	648,079	15%	55	5,861
Total Investments	568	$4,430,296	100%	560	61,443

Investment Data	Total # of Properties (3)	Total Investment ($000’s)	% of Investment	# of Operating Properties	# of Operating Beds	Investment per Bed ($000’s)
Skilled Nursing Facilities (1)(2)	532	$4,157,606	94%	525	59,184	$70
Assisted Living Facilities	25	208,396	5%	24	1,713	122
Specialty Hospitals and Other	11	64,294	1%	11	546	118
	568	$4,430,296	100%	560	61,443	$72

(1) Total investment includes a $19.2 million lease inducement.
 (2) Total investment excludes $12.8 million of properties that are classified as held-for-sale.
 (3) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2014		December 31, 2014
Rental Property (1)	$98,747	75%	$388,443	77%
Direct Financing Leases	14,278	11%	56,719	11%
Mortgage Notes	16,875	13%	53,007	11%
Other Investment Income - net	1,421	1%	6,618	1%
	$131,321	100%	$504,787	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2014		December 31, 2014
Skilled Nursing Facilities (1)	$124,012	94%	$476,712	94%
Assisted Living Facilities	3,835	3%	13,320	3%
Specialty Hospitals	2,053	2%	8,137	2%
Other	1,421	1%	6,618	1%
	$131,321	100%	$504,787	100%

(1) 4th quarter revenue includes $0.8 million reduction for lease inducement and $3.2 million year-to-date.

Operator Concentration by Investment ($000's)	As of December 31, 2014
	Total # of Properties (1)	Total Investment (2)(3)	% of Investment
New Ark Investment, Inc.	59	$573,832	13%
Ciena Healthcare	31	415,876	9%
CommuniCare Health Services, Inc.	36	355,310	8%
Genesis Healthcare	52	342,033	8%
Health & Hospital Corporation	44	304,719	7%
Guardian LTC Management Inc.	32	257,671	6%
Airamid Health Management	37	255,125	6%
Signature Holdings II, LLC	32	238,816	5%
S&F Management Company, LLC	15	217,073	5%
Capital Funding Group, Inc.	21	216,278	5%
Remaining 40 Operators	209	1,253,563	28%
	568	$4,430,296	100%

(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
 (2) Total investment includes a $19.2 million lease inducement.
 (3) Total investment excludes $12.8 million of properties that are classified as held-for-sale.

Concentration by State	Total # of Properties (1)	Total Investment (2)(3)	% of Investment
Florida	86	$621,153	14%
Michigan	35	453,876	10%
Ohio	52	381,784	9%
Indiana	55	343,735	8%
Pennsylvania	34	327,758	7%
Mississippi	19	222,486	5%
South Carolina	18	198,947	5%
Texas	40	189,118	4%
California	22	187,032	4%
Maryland	16	174,077	4%
Arkansas	24	161,409	4%
Tennessee	18	151,228	3%
Arizona	11	102,769	2%
West Virginia	11	94,996	2%
Colorado	12	79,659	2%
Georgia	8	72,634	2%
Remaining 21 States	107	667,635	15%
	568	$4,430,296	100%
(1) Total # of properties includes properties classified as held-for-sale, closed and/or are being used for activities other than patient services.
 (2) Total investment includes a $19.2 million lease inducement.
 (3) Total investment excludes $12.8 million of properties that are classified as held-for-sale.

Revenue Maturities ($000's)	As of December 31, 2014
Operating Lease Expirations & Loan Maturities	Year	2015 Current Lease Revenue	2015 Current Interest Revenue	2015 Lease and Interest Revenue	%
	2015 (1)	$1,696	$-	$1,696	0.3%
	2016	1,161	-	1,161	0.2%
	2017	7,493	-	7,493	1.5%
	2018	39,515	-	39,515	8.0%
	2019	-	-	-	0.0%
	2020	2,241	-	2,241	0.5%

Note: Based on contractual rents and interest as of December 2014. (1) Includes $221K in projected revenue for one open but held-for-sale Laurel facility.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2014	53.9%	38.4%	7.7%
Three-months ended June 30, 2014	53.0%	39.2%	7.8%
Three-months ended March 31, 2014	53.1%	39.3%	7.6%
Three-months ended December 31, 2013	54.2%	37.5%	8.3%
Three-months ended September 30, 2013	54.1%	37.6%	8.3%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2014	84.3%	1.8	x	1.4	x
Twelve-months ended June 30, 2014	84.2%	1.8	x	1.4	x
Twelve-months ended March 31, 2014	83.7%	1.8	x	1.4	x
Twelve-months ended December 31, 2013	83.3%	1.9	x	1.4	x
Twelve-months ended September 30, 2013	83.7%	1.9	x	1.5	x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of December 31, 2014:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2015	-	-	-	-	-
2016	-	-	-	-	-
2017	-	-	-	-	-
2018	-	1,000,000	-	-	1,000,000
2019	-	200,000	-	-	200,000
2020	-	-	200,000	-	200,000
Thereafter	237,881	-	1,625,000	20,000	1,882,881
	$237,881	$1,200,000	$1,825,000	$20,000	$3,282,881

(1) Excludes $13.6 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $1 billion revolver due 2018 and a $200 million term loan due 2019.
(4) Excludes net discount of $3.7 million.
(5) Excludes $0.7 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and twelve - month period ended December 31, 2014:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2014		December 31, 2014
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$84,189	92%	$131,689	23%
Mortgages	768	1%	412,307	73%
Other	6,713	7%	21,514	4%
Total	$91,670	100%	$565,510	100%